                                                                 Exhibit (9)(mm)

                          SUB-ADMINISTRATION AGREEMENT

     AGREEMENT made as of June 30, 2005, by and between BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation, and The Bank of New York, a New York banking organization ("BNY").

                              WITNESSETH:

          WHEREAS, BNY has entered into an Administration Agreement (the "Administration Agreement"), with BNY Hamilton Funds, Inc. (the "Company"), a Maryland corporation registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, pursuant to the Administration Agreement, BNY has agreed to provide certain administration services for the investment portfolios known as the BNY Hamilton Funds listed on Schedule II hereto (individually referred to in this Agreement as a "Fund" and collectively as the "Funds");

     WHEREAS, BNY desires to retain BISYS to assist it in performing certain administration services for the Funds; and

     NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

     1.   Appointment.

     BNY hereby retains BISYS, subject to the general supervision, direction and control of the Company's board of directors (the "Board") and BNY, to act as sub-administrator to BNY and to furnish the Company and Funds with the services as set forth in Schedule I hereto. BISYS hereby accepts such appointment to perform the duties set forth below.

     BNY hereby represents and warrants to BISYS that this Agreement has been disclosed to the Board, and that BNY has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated under this Agreement, including amounts expended by BNY under this Agreement.

     It is understood that BNY will assist BISYS in obtaining such information from the Company and the Company's service providers as BISYS may reasonably require in order to provide the services hereunder. BNY shall perform administrative services to the Company, that are not provided by BISYS hereunder, as may be agreed from time to time between BNY and the Company.

     BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

     2.   Representations and Warranties.

          (a) BNY represents and warrants to BISYS that this Agreement has been duly authorized by BNY and, when executed and delivered by BNY, will constitute a legal, valid and binding obligation of BNY, enforceable against BNY in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          (b) BISYS represents and warrants that: (i) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (ii) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

     3.   Duties and Obligations of BISYS.

     (a) Subject to the general direction and control of the Board and BNY and the provisions of this Agreement, BISYS shall provide to the Company the administrative services set forth on Schedule I attached hereto.

     (b) In performing hereunder, BISYS shall provide, at its expense (except as otherwise expressly set forth in this Agreement), office space, facilities, equipment and personnel.

     (c) BISYS shall not provide under this Agreement any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, or services normally performed by the Funds' respective counsel or independent auditors.

     (d) Upon receipt of the Company's prior written consent (which shall not be unreasonably withheld), BISYS may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no such consent shall be required for any such delegation to any affiliate of BISYS. BISYS shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BISYS acts in good faith and without negligence or willful misconduct in the selection and supervision of such delegee or agent.

     (e) Nothing in this Agreement shall limit or restrict BISYS, any affiliate of BISYS or any officer or employee thereof from acting as administrator (or sub-administrator) for or with any third parties.

     (f) BISYS shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and
Schedule I hereto, and no covenant or obligation shall be implied against BISYS in connection with this Agreement.

     4.   Allocation of Expenses.

     BNY represents and warrants that, pursuant to the Administration Agreement, except as otherwise provided in the Administration Agreement, all costs and expenses arising or incurred in connection with the performance of such Agreement shall be paid by the Company, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Company's directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Company shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Company or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the Company's shareholders, all expenses incidental to holding meetings of the Company's directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Company and legal obligations relating thereto for which the Company may have to indemnify its directors and officers.

     5.   Standard of Care; Indemnification.

     (a) Except as otherwise expressly provided herein, BISYS shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by BNY or a Fund, except those costs, expenses, damages, liabilities or claims arising out of BISYS's own bad faith, gross negligence or willful misconduct. In no event shall BISYS be liable to BNY or any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

     (b) BNY shall indemnify and hold harmless BISYS from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against BISYS, by reason of or as a result of any action taken or omitted to be taken by BISYS in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) a Fund's Registration Statement or Prospectus, (iii) any instructions of BNY or an officer of the Company, or (iv) any opinion of legal counsel for a Fund or BISYS, or arising out of transactions or other activities of a Fund which occurred prior to the commencement of this Agreement; provided, that BNY shall not indemnify BISYS for costs, expenses, damages, liabilities or claims arising out of BISYS's own gross negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of BNY, its successors and assigns, notwithstanding the termination of this Agreement.

     (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BISYS to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

     (d) BISYS shall indemnify, defend, and hold BNY, and its directors, officers, agents and nominees harmless from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund) and reasonable attorneys' and accountants' fees relating thereto, resulting directly and proximately from BISYS' willful misfeasance, bad faith or gross negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

     (e) In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised in writing of all pertinent facts concerning the situation in question. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     (f) The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

     6.   Compensation.

     For the services provided hereunder, BNY agrees to pay BISYS such compensation at the rate set forth on Exhibit A hereto and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BISYS in performing its duties hereunder. The rate set forth on Exhibit A shall be an annual rate of such Fund's average daily net assets. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BISYS shall deliver to BNY invoices for services rendered. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BISYS, each Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Prospectus.

     7.   Certain Records.

     BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Company shall be prepared and maintained at the expense of BISYS, but shall be the property of the Company and will be surrendered promptly to the Company on request, and made available for inspection by the Company or by the SEC at reasonable times.

     BISYS may at its option at any time, and shall promptly upon BNY's demand, turn over to BNY and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to BNY, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to BNY unless BNY authorizes in writing the destruction of such records and documents.

     In case of any request or demand for the inspection of such records by another party, BISYS shall notify BNY and follow BNY's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by BNY. BISYS shall provide BNY with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

     8.   Term of Agreement.

     This Agreement shall continue until terminated by either BNY giving to BISYS, or BISYS giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, BNY shall pay to BISYS such compensation as may be due as of the date of such termination, and shall reimburse BISYS for any disbursements and expenses made or incurred by BISYS and payable or reimbursable hereunder.

     9.   Force Majeure.

     Provided that a failure or delay in the performance of the BISYS' obligations hereunder does not arise from the failure to have in place reasonable backup systems and disaster recovery programs, BISYS shall not be responsible or liable for any such failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that BISYS shall use all commercially reasonable efforts to resume performance as soon as practicable under the circumstances.

     10.  Amendment.

     This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and BISYS, and authorized or approved by the Board.

     11.  Assignment.

     This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party hereto accompanied by the authorization or approval of the Board.

     12.  Governing Law; Consent to Jurisdiction.

     This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each of BNY and BISYS hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. BNY and BISYS each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that in any jurisdiction either party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such party irrevocably agrees not to claim, and it hereby waives, such immunity.

     13.  Severability.

     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

     14.  No Waiver.

     Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other or future exercise thereof or the exercise of any other right.

     15.  Notices.

     All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

     if to BISYS, at

     BISYS Fund Services Ohio, Inc.
     3435 Stelzer Road
     Columbus, Ohio 43219
     Attention: President

     if to BNY, at

     The Bank of New York
     One Wall Street, 25th Floor
     New York, New York 10286

     Attention: Edward G. McGann,
                Managing Director

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

     16.  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

     17.  Several Obligations.

     The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

     18.  Prior Agreements.

     This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the Administration Agreement dated July 31, 1992 between the Company and BISYS, and the Sub-Administration Agreement dated July 31, 1992 between BISYS and BNY.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

                                               BISYS FUND SERVICES OHIO, INC.


                                               By:
                                                   -----------------------------
                                               Title:


                                               THE BANK OF NEW YORK


                                               By:
                                                   -----------------------------
                                               Title:

                                    EXHIBIT A

(A) BISYS acknowledges that BNY is entitled to an accounting fee of $60,000 per Fund.

(B) BISYS shall be entitled to 25% of the difference between (i) the aggregate administration fee payable to BNY pursuant to the Administration Agreement and
(ii) the amount set forth in (A) above.

                                   SCHEDULE I
                           SUB-ADMINISTRATIVE SERVICES

(a) Provide compliance support and oversight, including compliance testing, reporting to the Chief Compliance Officer of the Company on compliance testing, joint regulatory oversight, Board support as requested, oversight of the Company's transfer agent and distributor, oversight of annual anti-money laundering review, and support legal administration services as requested;

(b) Review the daily and monthly Compliance Management Reports including those from BNY's Post Trade Compliance System (Charles River);

(c) Test conformity of compliance restrictions and limitations within the then-current registration statement, and annually conduct an independent review of the Compliance Matrix against the investment policies and other stated policies in the Funds' Registration Statement;

(d) Annually or upon reasonable request, review the investment advisor(s) Pre-Trade System and Procedures for Manual Tests;

(e)  Conduct semi-annual compliance training for Fund portfolio managers;

(f) Provide ongoing consulting to assist BNY with any compliance questions or issues;

(g) Support BNY's preparation of: (i) the annual update to the Company's registration statement on Form N-1A, (ii) other amendments to the Company's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) the holding of Annual or Special Meetings of shareholders of the Company and preparation of proxy materials relating thereto, and file any of the foregoing with the SEC upon the request of the Company or counsel to the Company;

(h) Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Company as may be required in order to comply with state securities laws) as may be necessary or desirable to register the shares in the Company ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Company and the Shares with state securities authorities to enable the Company to make a continuous offering of its Shares. State securities ("Blue Sky") exemption services are made available at a standard fee which is earned by BISYS based on savings obtained by the Company;

(i) Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies (including the annual meeting of Shareholders each year, if one is held);

(j) Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds;

(k) Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with Rules 17g-1 and 17d-1 under this 1940 Act at the expense (except as otherwise provided in this Agreement) of the Company and Funds and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

(l) Maintain corporate records on behalf of the Company, including, but not limited to, minute books, the Certificate of Incorporation and By-Laws for the Company;

(m) Manage the preparation process for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Company and its counsel, preparing Board agendas, resolutions and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared by BISYS, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 plans and related matters for and as directed by the Board or fund counsel, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing;

(n) Prepare and distribute Director/Officer Questionnaires, review completed Questionnaires and resolve any open issues with the Company and counsel;

(o)  Review proxy statements prepared by counsel;

(p) Provide officers of the Company, other than officers required to certify certain SEC filings under the Sarbanes-Oxley Act of 2002;

(q) Prepare and file amendments to the Certificate of Incorporation as necessary; and

(r)  Prepare amendments to the By-Laws.

                                   SCHEDULE II

                                      FUNDS

Equity and Fixed Income Funds

   BNY Hamilton Equity Income Fund
   BNY Hamilton Large Cap Growth Fund
   BNY Hamilton Small Cap Growth Fund
   BNY Hamilton International Equity Fund
   BNY Hamilton Intermediate Government Fund
   BNY Hamilton Intermediate Investment Grade Fund
   BNY Hamilton Intermediate New York Tax-Exempt Fund
   BNY Hamilton Intermediate Tax-Exempt Fund
   BNY Hamilton Large Cap CRT Fund
   BNY Hamilton Small Cap CRT Fund
   BNY Hamilton International Equity CRT Fund
   BNY Hamilton Value Fund
   BNY Hamilton US Bond Market Index Fund
   BNY Hamilton S&P Index Fund
   BNY Hamilton Multi Cap Equity Fund
   BNY Hamilton High Yield Fund
   BNY Hamilton Small Cap Core Equity Fund

Money Market and Enhanced Funds

   BNY Hamilton Money Fund
   BNY Hamilton Treasury Money Fund
   BNY Hamilton Enhanced Income Fund
   BNY Hamilton New York Tax-Exempt Money Fund